Exhibit 99.1

ResoluteAI Acquisition FAQ - Investors
August 1st, 2023

Research Solutions (NASDAQ: RSSS) announced on July 31, 2023, that it has acquired ResoluteAI. The addition of ResoluteAI to the Research Solutions family is an exciting milestone on our company timeline, as we continue to grow through acquisitions that align with our business and product strategy to help deliver on our mission to empower research-intensive organizations to accelerate research.

We certainly cannot anticipate every question, so if you receive questions that are detailed in nature or otherwise cannot be answered based on the information below, please direct these inquiries to Steven Hooser (shooser@threepa.com) or John Beisler (jbeisler@threepa.com) at our Investor Relations Firm, Three Part Advisors.

ResoluteAI Facts:

•	The company was founded in 2015 and is based in New York.
•	The company’s secure research platform lets you search aggregated scientific, regulatory, and business databases simultaneously.
•	The company uses Natural Language Processing (NLP) and Machine Learning (ML) to predict links and graph embeddings to create knowledge graphs to analyze and visualize the information in a graph database.
•	The company is a 100% remote organization.
•	The company currently has two products in the market:
o	Foundation – Allows searching on multiple external datasets to accelerate research and analysis. There are over 20 datasets, including clinical trials, FDA data, IEEE, Patents, PubChem, and more.
o	Nebula - Allows full text search of internal data sets.
•	You can learn more at www.resolute.ai.

Research Solutions Facts:

•	Founded in 2006, Research Solutions empowers research intensive organizations to accelerate innovation.
•	The company services 1,400 government, academic and corporate customers in over 60 vertical markets across Europe, North America, and Asia.
•	The company has 150+ employees and services and sells direct in North America and Europe.
•	The company has long been a leader in software and other tools to help research intensive organizations.
•	The company is a 100% remote organization.

Q&A:

Q: Why did we acquire ResoluteAI?

A: We acquired ResoluteAI as part of our broader strategy to provide more solutions in the Life Sciences Innovation Value Chain. In the short term, we will integrate ResoluteAI advanced discovery tools into Research Solutions’ products. In the medium and long term, we will release a series of solutions servicing several workflows in the Innovation Value Chain.

Q: What are the benefits of this acquisition?

A: There are several benefits of this acquisition. Firstly, the acquisition gives us advanced search tools we will integrate into Article Galaxy in the next few months. We plan on a freemium version that is included in Article Galaxy (“AG”) and a paid version that includes many advanced search features, the ability to enhance search with industry-related taxonomies, leveraging ResoluteAI’s proprietary knowledge graph, integrating several external and internal data sources as part of the search, and more. Second, if we were to develop this capability internally, we think it would take us over 36 months to reach the point we can reach in 6 months via the acquisition. Finally, this adds $1.3M in ARR and many blue-chip customers to our customer base.

Q: What are the deal terms?

A: The enterprise value at close was $3.215M (approximately 2.5x ARR). Cash at close was reduced by $0.3M to treat the cost to service ResoluteAI's outstanding deferred revenue balance as debt. In addition, the cash at close was also subject to certain adjustments and holdbacks in accordance with the Merger Agreement. ResoluteAI has the opportunity for additional earnout consideration. The earnout calculation will be based on ResoluteAI’s product ARR as measured 18 months from the close date multiplied by 3.5, minus the enterprise value at close ($3.215M). The payment of the earnout will be in equal quarterly installments over the 2-year period following the earnout calculation.

Q: What is the financial profile of ResoluteAI?

A: The company adds about $1.3M in ARR but is presently in a cash burn position (approximately $125K/month). However, we expect the cash burn to decrease as we move further from the close date due to cost synergies and the ramp-up in cross-sell activities. We expect the combined entity to generate positive cash flow and adjusted EBITDA in FY24.

Q: What immediate changes can I anticipate?

A: In the short term, you will see many of our marketing and other external communications co-branded between the two companies. In the coming weeks, we plan on combining all the products and solutions onto the Research Solutions website.

Q: Will we continue to go to market as Research Solutions?

A: In the short term, we will maintain both names and websites. Over the coming weeks, we will integrate the ResoluteAI products and solutions into the Research Solutions website and phase out the Resolute site. We will maintain the Resolute name as part of the product suite for the time being.

Q: What does this mean for ResoluteAI’s product development?

A: ResoluteAI will continue to develop and innovate its products. Over the coming months, the two companies will work together to:

•	Integrate advanced discovery tools into Research Solution’s Article Galaxy platform.
•	Integrate Article Galaxy into ResoluteAI’s Foundation and Nebula platform.
•	Release 5 specific solutions, based on one or both company’s platforms, to offer solutions for managing Clinical Trials, Identifying Key Opinion Leaders, Monitoring Competitive Landscapes, Patent Search, and Post Market Surveillance.

Q: How can customers learn more about Research Solutions or ResoluteAI?

A: In the short term the best source for information regarding ResoluteAI’s solutions can be found at www.resolute.ai. The best source for information regarding Research Solutions can be found at. More information on the acquisition can be found in our press release:

https://www.researchsolutions.com/resources/press-releases/research-solutions-acquires-resoluteai-to-transform-ai-powered-innovation-workflows.

Q: Will there be any pricing changes?

A: We do not anticipate any price changes at this time.

Media inquiries can be directed to Joseph Tracy, Vice President of Marketing, at jtracy@reprintsdesk.com.